EXHIBIT 99.1

Genprex Announces the Opening for Enrollment of its Phase 1/2 Acclaim-2 Clinical Trial

of REQORSA™ Immunogene Therapy in Combination with Keytruda® to Treat Non-Small Cell Lung Cancer

Company Has FDA Fast Track Designation for Combination of REQORSA and Keytruda

AUSTIN, Texas — (March 31, 2022) — Genprex, Inc. (“Genprex” or the “Company”) (NASDAQ: GNPX), a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes, today announced the opening for patient enrollment of its Acclaim-2 clinical trial. Acclaim-2 is an open-label, multi-center Phase 1/2 clinical trial evaluating the Company’s lead drug candidate, REQORSA™ Immunogene Therapy, in combination with Keytruda® (pembrolizumab) in patients with late-stage non-small cell lung cancer (NSCLC) whose disease progressed after treatment with Keytruda. In 2021, Genprex received U.S. Food and Drug Administration’s (FDA) Fast Track Designation for treatment of the Acclaim-1 patient population.

“We are pleased to have opened Acclaim-2 for patient enrollment and expect to promptly begin screening patients for their eligibility to participate in the trial,” stated Mark S. Berger, M.D., Chief Medical Officer of Genprex. “This marks an important milestone in our clinical development program for REQORSA as we continue to engage with prestigious clinical trial sites to build patient enrollment and provide hope to lung cancer patients who suffer from this devastating disease and who are in desperate need of new treatment options. We look forward to completing the Phase 1 portion of Acclaim-2 by the end of the first quarter of 2023 and to generating data to show the synergistic effects REQORSA combined with immunotherapies can have in patients.”

Previously presented preclinical data have shown synergy between REQORSA and Keytruda. Those data showed that REQORSA combined with the checkpoint inhibitor Keytruda was more effective than Keytruda alone in increasing the survival of mice with a humanized immune system that had metastatic lung cancer. Those studies in mice with a humanized immune system also documented multiple effects of REQORSA on the immune system, such as an increase in Natural Killer cells and a decrease in myeloid derived suppressor cells in the tumor, that are likely to contribute to the synergy seen with Keytruda.

The Company expects the Phase 1 portion of the Acclaim-2 trial to enroll up to 30 patients in a dose escalation study to determine the maximum tolerated dose of the combination of REQORSA and Keytruda. The Phase 2 portion of the study is expected to enroll approximately 126 patients to be randomized 2:1 to receive either REQORSA and Keytruda combination therapy or docetaxel and/or ramucirumab. The primary endpoint of the Phase 2 portion of the trial is progression-free survival, which is defined as time from randomization to progression or death. An interim analysis will be performed after 50 events. Genprex expects to complete the Phase 1 portion of Acclaim-2 by the end of the first quarter of 2023.

In 2020, Genprex entered into a worldwide, exclusive license agreement with a major cancer research center in Houston, Texas for the use of REQORSA in combination with immunotherapies, including Keytruda, and also for the use of REQORSA in a three-drug combination of TUSC2, immunotherapy and chemotherapy.

Keytruda® is a registered trademark of Merck & Co. and is its largest selling drug with 2021 sales of more than $17 billion.

About REQORSA

REQORSA™ Immunogene Therapy (quaratusugene ozeplasmid) for non-small cell lung cancer (NSCLC) uses Genprex’s unique, proprietary ONCOPREX® Nanoparticle Delivery System, which is the first systemic gene therapy delivery platform used for cancer in human clinical trials.

The active ingredient in REQORSA is the TUSC2 gene, a tumor suppressor gene. REQORSA consists of the TUSC2 gene encapsulated in a nanoparticle made from lipid molecules with a net positive electrical charge. REQORSA is injected intravenously and can specifically target cancer cells, which generally have a negative electrical charge. Once REQORSA is taken up into a cancer cell, the TUSC2 gene is expressed, and the TUSC2 protein is capable of restoring certain defective functions arising in the cancer cell. REQORSA has a multimodal mechanism of action whereby it interrupts cell signaling pathways that cause replication and proliferation of cancer cells, re-establishes pathways for programmed cell death, or apoptosis, in cancer cells, and modulates the immune response against cancer cells. REQORSA has also been shown to block mechanisms that create drug resistance.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company focused on developing life-changing therapies for patients with cancer and diabetes. Genprex’s technologies are designed to administer disease-fighting genes to provide new therapies for large patient populations with cancer and diabetes who currently have limited treatment options. Genprex works with world-class institutions and collaborators to develop drug candidates to further its pipeline of gene therapies in order to provide novel treatment approaches. Genprex’s oncology program utilizes its unique, proprietary, non-viral ONCOPREX® Nanoparticle Delivery System, which the Company believes is the first systemic gene therapy delivery platform used for cancer in humans. ONCOPREX encapsulates the gene-expressing plasmids using lipid nanoparticles. The resultant product is then administered intravenously, where it is then taken up by tumor cells that express proteins that are deficient. The Company’s lead product candidate, REQORSA™ (quaratusugene ozeplasmid), is being evaluated as a treatment for non-small cell lung cancer (NSCLC). REQORSA has a multimodal mechanism of action that has been shown to interrupt cell signaling pathways that cause replication and proliferation of cancer cells; re-establish pathways for apoptosis, or programmed cell death, in cancer cells; and modulate the immune response against cancer cells. REQORSA has also been shown to block mechanisms that create drug resistance. In 2020, the U.S. Food and Drug Administration (FDA) granted Fast Track Designation for REQORSA for NSCLC in combination therapy with AstraZeneca’s Tagrisso® (osimertinib) for patients with EFGR mutations whose tumors progressed after treatment with Tagrisso. In 2021, the FDA granted Fast Track Designation for REQORSA for NSCLC in combination therapy with Merck & Co’s Keytruda® (pembrolizumab) for patients whose disease progressed after treatment with Keytruda.

For more information, please visit the Company’s web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Cautionary Language Concerning Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Genprex’s reports that it files from time to time with the Securities and Exchange Commission and which you should review, including those statements under “Item 1A – Risk Factors” in Genprex’s 2021 Annual Report on Form 10-K.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the timing and success of Genprex’s clinical trials and regulatory approvals, including the extent and impact of the COVID-19 pandemic; the effect of Genprex’s product candidates, alone and in combination with other therapies, on cancer and diabetes; Genprex’s future growth and financial status; Genprex’s commercial and strategic partnerships including the scale up of the manufacture of its product candidates; and Genprex’s intellectual property and licenses.

These forward-looking statements should not be relied upon as predictions of future events and Genprex cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by Genprex or any other person that Genprex will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genprex disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

Genprex, Inc.

(877) 774-GNPX (4679)

GNPX Investor Relations

investors@genprex.com

GNPX Media Contact

Kalyn Dabbs

media@genprex.com